DNB Financial Corporation

For further information, please contact:

Gerald F. Sopp CFO/Executive Vice-President

484.359.3138FOR IMMEDIATE RELEASE

gsopp@dnbfirst.com (NasdaqCM: DNBF)

DNB Financial Corporation Reports Second Quarter 2017 Results

Downingtown PA., July 24, 2017 (GLOBENEWSIRE)– DNB Financial Corporation (Nasdaq: DNBF), today reported net income in accordance with generally accepted accounting principles (“GAAP”) of $2.3 million, or $0.53 per diluted share, for the quarter ending June 30, 2017, compared with $1.1 million, or $0.39 per diluted share, for the same quarter, last year.  For the six months ending June 30, 2017, the Company reported net income of $4.7 million, or $1.10 per diluted share, compared with $2.7 million, or $0.93 per diluted share, for the same period, last year.

DNB Financial Corporation (the “Company” or “DNB”) is the parent of DNB First, National Association, one of the first nationally-chartered community banks to serve the greater Philadelphia region.  On October 1, 2016, the Company completed its acquisition of Philadelphia-based East River Bank ("East River") and its results of operations are included in the consolidated results for the periods ended December 31, 2016, March 31, 2017, and June 30, 2017, but are not included in the results of operations for any other periods.

On a core basis, the Company reported net income of $1.8 million, or $0.42 per diluted share, for the quarter ending June 30, 2017, compared with $1.2 million, or $0.41 per diluted share, for the corresponding prior year quarter.  Core earnings, which is a non-GAAP measure of net income, excludes purchase accounting adjustments (accretion) of $468,000, merger-related expenses of $26,000, amortization of intangible assets of $23,000, gains from the sale of investment securities of $25,000, tax benefit of $153,000 for stock option exercises, and an income tax adjustment of $126,000 for the three months ending June 30, 2017.

DNB adopted the new accounting guidance for equity-based transactions requiring that all excess tax benefits and tax deficiencies associated with equity-based compensation be recognized as an income tax benefit or expense in the income statement. Previously, tax effects resulting from changes in the Company’s share price subsequent to the grant date were recorded through stockholders’ equity at the time of vesting or exercise.   The adoption of the accounting guidance resulted in a $153,000 income tax benefit in the second quarter of 2017. Please see the Reconciliation of Non-GAAP Financial Measures on page 6 of the release.  Non-GAAP financial measures include references to the terms “core” or “operating.”

William J. Hieb, President and CEO, commented, “Second quarter results represent progress toward the accomplishment of many of our strategic goals, which include providing superior customer service, growing core deposits and wealth management, and organically building capital and tangible book value.  Although our credit costs were elevated this quarter, nonperforming assets remain at relatively low levels and asset quality remains strong.”

Highlights

•	On a sequential quarter basis, core deposits grew $15.8 million, or 2.2% (not annualized), and were 80% of total deposits as of June 30, 2017.
•

The core net interest margin, which excludes purchase accounting adjustments, was 3.39% for the quarter ending June 30, 2017, compared with 3.38% for the quarter ending March 31, 2017, and 3.08% for the quarter ending June 30, 2016.  The year-over-year improvement was primarily due to the acquisition of East River.

•

Asset quality remained strong although net charge-offs increased to 0.36% (annualized) of total average loans for the second quarter of 2017.  Non-performing loans were 0.84% of total loans at June 30, 2017.

•	Wealth management assets under care increased 8.7% (not annualized) to $232.7 million as of June 30, 2017 from $214.2 million as of December 31, 2016.
•	The Company paid a quarterly cash dividend of $0.07 per share on June 21, 2017.

Income Statement Summary

Based on core earnings of $1.8 million, the Company’s performance for the quarter ending June 30, 2017 generated a return on average assets (“ROAA”) and return on average tangible common equity (“ROTCE”) of 0.67% and 8.74%, respectively.  The core ROAA and ROTCE were 0.71% and 9.17%, respectively, for the same quarter, last year.  Please see the “Reconciliation of Non-GAAP Financial Measures” on page 6 of the release.

Net interest income for the three months ending June 30, 2017 was $9.3 million, which represented a $47,000 increase from the quarter ending March 31, 2017, and a $3.8 million increase from the three months ending June 30, 2016.  The year-over-year increase was primarily due to a 67.3% rise in total average loans and 51 basis point increase in the net interest margin to 3.59% for the quarter ending June 30, 2017.  The main driver for the increase in both volume and rate was the East River acquisition.  For the second quarter of 2017, the weighted average yield on total interest-earning assets was 4.12%, which included purchase accounting adjustments.  On a core basis, which excludes the purchase accounting fair value marks, the core net interest margin was 3.39% for the second quarter of 2017 compared with 3.38% for the three months ending March 31, 2017.

Total interest expense was $1.4 million for the three months ending June 30, 2017, compared with $1.3 million for the first quarter of 2017, and $708,000 for the second quarter of 2016.  The year-over-year increase was primarily due to a higher amount of interest-bearing liabilities, largely due to the East River acquisition.  The weighted average rate paid for interest-bearing liabilities was 0.56% and 0.53% for the quarters ending June 30, 2017 and March 31, 2017, respectively.

The provision for credit losses was $585,000 for the most recent quarter compared with $325,000 for the three months ended March 31, 2017 and $200,000 for the second quarter of 2016.  As of June 30, 2017, the allowance for credit losses was $5.3 million and represented 0.65% of total loans.  Loans acquired in connection with the purchase of East River were recorded at fair value based on an initial estimate of expected cash flows, including a reduction for estimated credit losses, and without carryover of the respective portfolio's historical allowance for credit losses.  At June 30, 2017, the allowance for credit losses as a percentage of originated loans, which represents all loans other than those acquired, was 0.98%.

Total non-interest income for the second quarter of 2017 was $1.3 million, compared with $1.2 million for the same quarter, last year.  On a core basis, non-interest income was approximately 12.1% of total revenue for the quarter ending June 30, 2017.  Gains from the sale of securities realized in the second quarter of 2017 totaled $25,000 compared with $203,000 for the quarter ending June 30, 2016.  Wealth management fees were $471,000 for the second quarter of 2017, compared with $440,000 for the second quarter of 2016.  Wealth management fees represented 36.2% of total core fee income.

Non-interest expense was $6.9 million for the second quarter of 2017, compared with $6.7 million for the first quarter of 2017, and $4.9 million for the quarter ending June 30, 2016.  Compared with the first quarter of 2017, increases were largely due to additional expenses related to recruiting, offices and equipment and professional services.

Balance Sheet Summary

As of June 30, 2017, total assets were $1.1 billion.  On a sequential quarter basis, assets were relatively stable across all major categories.  Total deposits decreased $12.7 million, or 1.4% (not annualized), on a sequential quarter basis as strong core deposit growth was more than offset by a planned decrease in time deposits.  As of June 30, 2017, total shareholders’ equity was $99.4 million, compared with $94.8 million as of December 31, 2016.  Tangible book value per share was $19.59 as of June 30, 2017, compared with $18.56 as of December 31, 2016.

On a sequential quarter basis, total loans increased $162,000 to $816.5 million as of June 30, 2017 and were 75.5% of total assets.  Total average loans, however, increased $2.1 million, or 0.26% (not annualized), on a sequential quarter basis as period-end balances were affected by loan payoffs in the latter part of the quarter.  Since December 31, 2016, the Company’s commercial construction lending portfolio increased $19.4 million, or 26.7% (not annualized), whereas other loan categories have experienced slight declines.  Loan originations have been prudent and conservative underwriting standards have been maintained. The Company remains challenged to grow commercial-oriented loans in a competitive market characterized by an uneven economic recovery and cautious borrower demand.

On a sequential quarter basis, total core deposits grew $15.8 million, or 2.2% (not annualized), and were 80.2% of total deposits as of June 30, 2017.  As of the same date, non-interest bearing deposits, which increased $5.3 million in the second quarter were 20.3% of total deposits.  Core deposit growth in the second quarter of 2017 was primarily attributable to an increase in money market accounts and the aforementioned rise in demand accounts.  Time deposits decreased $30.2 million, which was part of the Company’s asset/liability strategy.  As of June 30, 2017, the loan-to-deposit ratio was 91.4%.

Capital ratios continue to exceed regulatory standards for well capitalized institutions.  At June 30, 2017, the tier 1 leverage ratio was 8.80%, the tier 1 risk-based capital was 11.32%, the common equity tier 1 risk-based capital ratio was 10.24% and the total risk based capital ratio was 13.15%. As of the same date, the tangible common equity-to-tangible assets ratio was 7.83%.  Intangible assets were $16.0 million as of June 30, 2017.

Asset Quality Summary

Asset quality remained good, although net charge-offs increased to 0.36% of total average loans for the quarter ending June 30, 2017, compared with 0.01% for the quarter ending December 31, 2016, and 0.10% for the quarter ending June 30, 2016.  The rise in net charge-offs was primarily due to two credits. Total non-performing assets, including loans and other real estate property, was $12.2 million as of June 30, 2017, compared with $12.7 million as of March 31, 2017, and $11.3 million as of December 31, 2016.  The ratio of non-performing loans to total loans was 0.84% as of June  30, 2017, versus 1.04% as of December 31, 2016.

Interest Rate Risk Management

DNB's strategy has been to seek shorter duration over yield in its lending and investing activities and lengthen duration over rate in its financing activities to minimize interest rate risk.  The Company also strives to offer products and services that develop strong relationships to retain core deposits. The Bank has an Asset Liability Management Committee that actively monitors and manages the bank's interest rate exposure using simulation models and gap analysis. The Committee's primary objective is to minimize the adverse impact of changes in interest rates on net interest income, while maximizing earnings. Simulation model results show moderate liability sensitivity to rising rates in 100, 200, 300 and 400 basis point shock scenarios. Rate changes ramped in over 24 months also show moderate liability sensitivity.

General Information

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 15 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on NASDAQ’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to DNB and East River Bank (“East River”) or other effects of the merger of DNB and East River. These forward-looking statements include statements with respect to DNB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond DNB’s control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by DNB with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: difficulties and delays in integrating the East River business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which DNB conducts its operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors’ products and services for DNB’s products and services; the success of DNB in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; additional acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms; and the success of DNB at managing the risks involved in the foregoing. Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results.

DNB cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of this press release, even if subsequently made available by DNB on its website or otherwise. DNB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of DNB to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

FINANCIAL TABLES FOLLOW

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
EARNINGS:
Interest income	$10,661	$6,180	$21,155	$12,285
Interest expense	1,382	708	2,644	1,358
Net interest income	9,279	5,472	18,511	10,927
Provision for credit losses	585	200	910	530
Non-interest income	1,300	1,184	2,526	2,293
Gain from insurance proceeds	-	-	80	1,150
Gain on sale of investment securities	25	203	25	234
Gain on sale of SBA loans	97	-	97	39
(Gain) loss on sale / write-down of OREO and ORA	115	4	114	4
Due diligence & merger expense	26	275	77	751
Non-interest expense	6,943	4,893	13,638	9,835
Income before income taxes	3,032	1,487	6,500	3,523
Income tax expense	746	378	1,773	858
Net income	$2,286	$1,109	$4,727	$2,665
Net income per common share, diluted	$0.53	$0.39	$1.10	$0.93

Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

GAAP net income	$2,286	$1,109	$4,727	$2,665
Net gains on sale of securities*	(25)	(203)	(25)	(234)
Gains from insurance proceeds	-	-	(80)	(1,150)
Salary expense related to restricted stock and SERP	-	-	-	446
Due diligence & merger expense	26	275	77	463
Accretion of purchase accounting fair value marks	(468)	-	(1,129)	-
Amortization of intangible assets	23	-	46	-
Tax benefit for stock option exercises	(153)	-	(153)	-
Income tax adjustment	126	8	294	137
Non-GAAP net income (Core earnings)	$1,815	$1,189	$3,757	$2,327

Core earnings per common share:
Basic	$0.43	$0.42	$0.88	$0.82
Diluted	$0.42	$0.41	$0.88	$0.81

Weighted average common shares outstanding:
Basic	4,258	2,849	4,252	2,841
Diluted	4,292	2,883	4,283	2,876

*Starting with the quarter ended December 31, 2016, DNB excluded net gains on the sale of securities from core earnings.  The second quarter of 2016 and six-months ended June 30, 2016 has been restated for comparative purposes.

DNB Financial Corporation
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	Quarterly
	2017	2017	2016	2016	2016
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings and Per Share Data
Net income	$2,286	$2,441	$2,313	$1	$1,109
Basic earnings per common share	$0.54	$0.57	$0.55	$0.00	$0.39
Diluted earnings per common share	$0.53	$0.57	$0.55	$0.00	$0.39
Core diluted earnings per common share (non-GAAP)	$0.42	$0.45	$0.48	$0.42	$0.41
Dividends per common share	$0.07	$0.07	$0.07	$0.07	$0.07
Book value per common share	$23.35	$22.88	$22.36	$20.76	$20.90
Tangible book value per common share	$19.59	$19.11	$18.56	$20.73	$20.88
Average common shares outstanding	4,258	4,247	4,203	2,853	2,849
Average diluted common shares outstanding	4,292	4,274	4,230	2,886	2,883

Performance Ratios
Return on average assets	0.84%	0.92%	0.84%	0.00%	0.59%
Core return on average assets (non-GAAP)	0.67%	0.74%	0.74%	0.63%	0.71%
Return on average equity	9.23%	10.28%	9.78%	0.01%	7.56%
Core return on average equity (non-GAAP)	7.33%	8.18%	8.56%	8.23%	8.54%
Return on average tangible equity	11.00%	12.34%	12.04%	0.01%	7.57%
Core return on average tangible equity (non-GAAP)	8.74%	9.82%	10.34%	8.75%	9.17%
Net interest margin	3.59%	3.67%	3.63%	3.06%	3.08%
Core net interest margin (non-GAAP)	3.39%	3.38%	3.33%	3.06%	3.08%
Efficiency ratio	63.80%	63.14%	62.47%	94.43%	74.38%
Core efficiency ratio (non-GAAP)	66.66%	67.59%	64.41%	72.73%	70.39%
Wtd average yield on earning assets	4.12%	4.16%	4.10%	3.47%	3.46%
Core wtd average yield on earning assets (non-GAAP)	4.01%	3.99%	3.91%	3.47%	3.46%

Asset Quality Ratios
Net charge-offs to average loans	0.36%	0.14%	0.01%	0.03%	0.10%
Non-performing loans/Total loans	0.84%	0.94%	1.04%	1.36%	1.54%
Non-performing assets/Total assets	1.13%	1.16%	1.05%	1.28%	1.38%
Allowance for credit loss/Total loans	0.65%	0.66%	0.66%	1.04%	1.06%
Allowance for credit loss/Non-performing loans	76.76%	70.56%	63.20%	76.28%	69.12%

Capital Ratios
Total equity/Total assets	9.19%	8.93%	8.86%	7.69%	7.79%
Tangible equity/Tangible assets	7.83%	7.57%	7.46%	7.68%	7.78%
Tier 1 leverage ratio	8.80%	8.75%	8.42%	9.06%	9.11%
Common equity tier 1 risk-based capital ratio	10.24%	9.71%	9.59%	10.50%	10.82%
Tier 1 risk based capital ratio	11.32%	10.75%	10.65%	12.06%	12.43%
Total risk based capital ratio	13.15%	12.56%	12.48%	14.72%	15.16%

Wealth Management Assets under care*	$232,707	$224,490	$214,170	$210,800	$200,586

*Wealth Management Assets under care includes assets under management, administration, supervision and brokerage.

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2017	2017	2016	2016	2016
EARNINGS:
Interest income	$10,661	$10,494	$10,617	$6,277	$6,180
Interest expense	1,382	1,262	1,206	760	708
Net interest income	9,279	9,232	9,411	5,517	5,472
Provision for credit losses	585	325	100	100	200
Non-interest income	1,300	1,226	1,279	1,142	1,184
Gain from insurance proceeds	-	80	-	30	-
Gain on sale of investment securities	25	-	-	197	203
Gain on sale of SBA loans	97	-	-	-	-
(Gain) loss on sale / write-down of OREO and ORA	115	(1)	480	160	4
Due diligence & merger expense	26	51	280	1,498	275
Non-interest expense	6,943	6,695	6,587	5,046	4,893
Income before income taxes	3,032	3,468	3,243	82	1,487
Income tax expense	746	1,027	930	81	378
Net income	$2,286	$2,441	$2,313	$1	$1,109
Net income per common share, diluted	$0.53	$0.57	$0.55	$0.00	$0.39

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2017	2017	2016	2016	2016
FINANCIAL POSITION:
Cash and cash equivalents	$36,189	$44,068	$22,103	$30,442	$20,146
Investment securities	177,149	178,422	182,206	195,477	223,140
Loans held for sale	-	200	-	-	-
Loans and leases	816,525	816,363	817,529	509,475	494,417
Allowance for credit losses	(5,267)	(5,418)	(5,373)	(5,303)	(5,247)
Net loans and leases	811,258	810,945	812,156	504,172	489,170
Premises and equipment, net	9,099	9,203	9,243	9,033	8,557
Goodwill	15,525	15,525	15,590	-	-
Other assets	32,240	31,576	29,387	31,148	23,159
Total assets	$1,081,460	$1,089,939	$1,070,685	$770,272	$764,172

Demand	$181,529	$176,199	$173,467	$146,731	$135,212
NOW	209,355	218,133	224,219	169,400	185,279
Money market	240,434	221,356	184,783	160,312	149,108
Savings	84,820	84,700	86,176	73,867	75,236
Core deposits	716,138	700,388	668,645	550,310	544,835
Time deposits	147,110	177,335	187,256	71,920	73,560
Brokered deposits	29,811	28,045	29,286	23,313	23,449
Total deposits	893,059	905,768	885,187	645,543	641,844
FHLB advances	49,869	50,972	55,332	20,000	20,000
Repurchase agreements	15,700	11,474	11,889	19,483	17,748
Subordinated debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	9,672	9,685	9,697	9,710	9,721
Other liabilities	4,005	5,002	3,990	6,569	5,572
Stockholders' equity	99,405	97,288	94,840	59,217	59,537
Total liabilities and stockholders' equity	$1,081,460	$1,089,939	$1,070,685	$770,272	$764,172

DNB Financial Corporation
Condensed Consolidated Statements of Financial Condition - Quarterly Average Balances (Unaudited)
(Dollars in thousands)

	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2017	2017	2016	2016	2016
FINANCIAL POSITION:
Cash and cash equivalents	$46,629	$27,406	$37,239	$25,208	$36,113
Investment securities	182,124	185,676	192,359	217,593	213,235
Loans held for sale	10	41	137	87	147
Loans and leases	817,148	815,028	815,470	498,627	488,396
Allowance for credit losses	(5,557)	(5,432)	(5,512)	(5,344)	(5,265)
Net loans and leases	811,591	809,596	809,958	493,283	483,131
Premises and equipment, net	9,188	9,267	9,218	8,844	8,332
Goodwill	15,525	15,589	15,590	-	-
Other assets	24,785	24,046	22,457	19,829	19,222
Total assets	$1,089,852	$1,071,621	$1,086,958	$764,844	$760,180

Demand	$183,329	$172,984	$181,415	$137,437	$131,134
NOW	209,433	218,357	224,101	176,704	192,339
Money market	232,662	197,615	177,885	156,412	142,768
Savings	84,946	85,348	87,096	74,652	75,254
Core deposits	710,370	674,304	670,497	545,205	541,495
Time deposits	166,459	180,819	186,287	72,324	75,541
Brokered deposits	26,709	28,326	27,406	23,307	20,754
Total deposits	903,538	883,449	884,190	640,836	637,790
FHLB advances	50,634	55,420	64,846	20,000	20,003
Repurchase agreements	12,551	12,858	18,972	18,381	19,103
Subordinated debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	9,684	9,748	9,799	10,383	9,728
Other liabilities	4,353	4,070	5,592	5,367	4,939
Stockholders' equity	99,342	96,326	93,809	60,127	58,867
Total liabilities and stockholders' equity	$1,089,852	$1,071,621	$1,086,958	$764,844	$760,180